EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Image Entertainment, Inc.:

We consent to the use of our report dated June 25, 2004, with respect to the consolidated balance sheets of Image Entertainment, Inc. as of March 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2004, incorporated herein by reference.  Our report refers to a change in the method of accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Los Angeles, California
September 21, 2004